Contact:  Barbara B. Lucas
                                          Senior Vice President - Public Affairs
                                          410-716-2980

                                          Mark M. Rothleitner
                                          Vice President - Investor Relations
                                          and Treasurer
                                          410-716-3979


FOR IMMEDIATE RELEASE:  Thursday, April 24, 2003

Subject: Black & Decker  Reports 34%  Improvement in Earnings Per Share to $0.55
         for First Quarter 2003

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the first quarter of 2003 were $43.4 million or $0.55 per diluted share, a 34% increase over diluted earnings per share of $0.41 in the first quarter of 2002. Sales for the first quarter of 2003 were $968 million, up 2% from $952 million for the same period last year. Sales decreased 3% excluding the effects of foreign currency translation.

     Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "Despite a very weak global economic environment during the quarter, we were able to grow sales in both our U.S. consumer power tools and accessories division and our fastening and assembly systems segment. In addition, operating margin improved significantly in each of our business segments, as our Six Sigma and restructuring programs continued to deliver positive results. This margin improvement enabled us to deliver earnings significantly higher than in the first quarter of 2002.

                                     (more)

Page Two

     "We are also pleased with the progress of our restructuring program. During the quarter, our Mexican facility continued to add professional tool lines, and the transfer of tool assembly from the U.K. to our Czech plant is proceeding on plan. We continue to anticipate incremental savings of approximately $35 million in 2003 and $40 million in 2004, which, combined with $25 million in 2002, will yield $100 million of total annualized savings.

     "Sales in the Power Tools and Accessories segment were essentially flat to the first quarter last year, with flat North American sales, a small decrease in Europe, and an increase in the rest of the world. Operating profit for the segment increased 47% from the first quarter last year, with strong improvement in both the U.S. and Europe. Six Sigma and restructuring program benefits were the primary reasons for the operating margin increase.

     "In the U.S., sales of consumer products increased at a double-digit rate, with strong sales growth in lawn and garden products and power tools. This growth was driven by demand for new products, such as a new Grass Hog(R) automatic-feed trimmer/edger, and the continued success of the Bulls Eye(TM) auto-leveling laser line and stud finder. DEWALT(R) professional division sales decreased in the U.S., due to the weak economic environment, especially in the industrial sector, compounded by adverse weather conditions.

     "In Europe, sales decreased modestly during the quarter, largely because of lower consumer tool sales in Germany and France. Professional tool sales were flat to last year, reflecting low construction activity. Gross margin and operating profit were up dramatically, with improvement driven by restructuring benefits and favorable currency.

                                     (more)

Page Three

     "Sales in the Hardware and Home Improvement segment were down 14% for the quarter. Sales of Price Pfister(R) plumbing products decreased significantly as the result of previously announced shelf space losses. We are pleased to announce, however, that Price Pfister's product listings will increase approximately 75% at Lowe's stores. We expect that this reset, which will start in the second quarter, should begin to offset the previously announced volume losses. Sales in the Kwikset(R) security hardware business declined, largely due to promotional activity at home centers which drove sales in the first quarter of 2002. Operating profit for Hardware and Home Improvement decreased a modest 4% from the first quarter last year, as a significant improvement in operating margin mitigated the effect of lower sales volume.

     "Sales in the Fastening and Assembly Systems segment were up 3% for the quarter, reflecting gains in both the automotive and industrial sectors, particularly in Asia. Operating profit in this segment increased 12% from the first quarter last year because of improvements in manufacturing productivity.

     "Free cash flow, which is typically negative in the first quarter, was negative $147 million, reflecting higher inventory and the payment of 2002 year-end accrued liabilities. The inventory increase from the first quarter of 2002 reflects currency translation, safety stock related to our restructuring program, and lower-than-expected sales. We anticipate that the safety stock will begin to diminish in the second quarter and will be effectively eliminated by year end. In addition, we repurchased 2.0 million shares of our stock during the quarter and repaid $310 million of maturing debt on April 1.

     "Looking forward, assuming continued weak economic conditions, we anticipate flat or slightly lower sales for the second quarter, excluding currency translation. For the full year, we expect roughly flat sales before currency translation, aided by second-half gains at Price Pfister. At current foreign exchange rates, these projections would translate to low single-digit sales growth for the second quarter and full year. We expect restructuring and Six Sigma savings to drive an increase in operating margin, and interest expense should be favorable to 2002. As a result, we expect diluted earnings per share to be in the $0.90-to-$0.95 range for the second quarter and in the $3.60-to-$3.75 range for the full year, excluding any remaining charges under the previously announced restructuring program. We continue to anticipate converting at least 80% of full-year net earnings to free cash flow.

                                     (more)

Page Four

     "Black & Decker's strong financial performance reflects excellent execution of manufacturing and commercial initiatives. We continue to invest in brands, product development, and end-user relationships, and to successfully execute our restructuring program. By combining market leadership with operating excellence, Black & Decker is well positioned to continue delivering outstanding value to shareholders."

     The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss first-quarter results and the outlook for the remainder of 2003. In addition, the Corporation will hold an analysts/bankers meeting on Tuesday, May 13, 2003, beginning at 8:30 a.m., E.T. Investors can listen to the events by visiting www.bdk.com and clicking on the icon labeled "Live Webcast." Listeners should log-in at least ten minutes prior to the beginning of the event to assure timely access. Replays of the events will be available at www.bdk.com.

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the "Forward-Looking Statements" sections in Black & Decker's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

     Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

                                      # # #



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                       Three Months Ended
                                             -----------------------------------
                                             March 30, 2003      March 31, 2002
                                             ---------------     ---------------

SALES                                        $        968.2      $        951.7
     Cost of goods sold                               624.7               644.8
     Selling, general, and
        administrative expenses                       270.2               244.7
                                             ---------------     ---------------
OPERATING INCOME                                       73.3                62.2
     Interest expense (net of
        interest income)                               12.1                15.8
     Other expense                                      1.8                 1.2
                                             ---------------     ---------------
EARNINGS BEFORE INCOME TAXES                           59.4                45.2
     Income taxes                                      16.0                12.2
                                             ---------------     ---------------
NET EARNINGS                                 $         43.4      $         33.0
                                             ===============     ===============



NET EARNINGS PER COMMON SHARE
     - BASIC                                 $          .55      $          .41
                                             ===============     ===============

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                  78.3                80.1
                                             ===============     ===============



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION                     $          .55      $          .41
                                             ===============     ===============

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                  78.5                80.6
                                             ===============     ===============



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Millions of Dollars)



                                                  March 30,        December 31,
                                                       2003                2002
                                             ---------------     ---------------

ASSETS
Cash and cash equivalents                    $        286.7      $        517.1
Trade receivables                                     747.0               729.0
Inventories                                           813.9               748.9
Other current assets                                  209.3               198.9
                                             ---------------     ---------------
       TOTAL CURRENT ASSETS                         2,056.9             2,193.9
                                             ---------------     ---------------

PROPERTY, PLANT, AND EQUIPMENT                        648.9               655.9
GOODWILL                                              734.9               729.1
OTHER ASSETS                                          548.5               551.6
                                             ---------------     ---------------
                                             $      3,989.2      $      4,130.5
                                             ===============     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                        $          5.9      $          4.6
Current maturities of long-term debt                  309.9               312.0
Trade accounts payable                                366.4               343.2
Other accrued liabilities                             673.3               793.6
                                             ---------------     ---------------
       TOTAL CURRENT LIABILITIES                    1,355.5             1,453.4
                                             ---------------     ---------------

LONG-TERM DEBT                                        924.5               927.6
DEFERRED INCOME TAXES                                 211.5               211.3
POSTRETIREMENT BENEFITS                               411.8               409.0
OTHER LONG-TERM LIABILITIES                           528.5               529.6
STOCKHOLDERS' EQUITY                                  557.4               599.6
                                             ---------------     ---------------
                                             $      3,989.2      $      4,130.5
                                             ===============     ===============


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
                              (Millions of Dollars)


                                                   Reportable Business Segments
                                        -----------------------------------------------
                                              Power     Hardware    Fastening                Currency      Corporate,
                                            Tools &       & Home   & Assembly             Translation    Adjustments,
Three Months Ended March 30, 2003       Accessories  Improvement      Systems     Total   Adjustments  & Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers              $647.1       $172.6       $129.2    $948.9         $19.3          $    -        $968.2
Segment profit (loss) (for Consoli-
     dated, operating income)                  57.7         15.0         18.4      91.1           2.2           (20.0)         73.3
Depreciation and amortization                  19.8          8.1          3.7      31.6            .5             4.4          36.5
Capital expenditures                           14.9          7.7          3.5      26.1            .1              .2          26.4

Three Months Ended March 31, 2002
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers              $652.0       $201.0       $125.9    $978.9        ($27.2)         $    -        $951.7
Segment profit (loss) (for Consoli-
     dated, operating income)                  39.1         15.6         16.5      71.2          (2.0)           (7.0)         62.2
Depreciation and amortization                  21.7          9.4          3.6      34.7           (.8)             .3          34.2
Capital expenditures                           15.2          3.4          3.6      22.2           (.3)             .2          22.1


     The reconciliation of segment profit to the Corporation's earnings before income taxes, in millions of dollars, is as follows:

                                                       Three Months Ended
--------------------------------------------------------------------------------
                                             March 30, 2003      March 31, 2002
--------------------------------------------------------------------------------

Segment profit for total reportable
     business segments                                $91.1               $71.2

Items excluded from segment profit:

     Adjustment of budgeted foreign
       exchange rates to actual rates                   2.2                (2.0)

     Depreciation of Corporate property                 (.3)                (.3)

     Adjustment to businesses' post-
       retirement benefit expenses
       booked in consolidation                          3.6                10.3

     Other adjustments booked in
       consolidation directly related to
       reportable business segments                   (10.0)               (4.7)

Amounts allocated to businesses in arriving
     at segment profit in excess of (less
     than) Corporate center operating
     expenses, eliminations, and other
     amounts identified above                         (13.3)              (12.3)
--------------------------------------------------------------------------------
     Operating income                                  73.3                62.2

Interest expense, net of interest income               12.1                15.8

Other expense                                           1.8                 1.2
--------------------------------------------------------------------------------
     Earnings before income taxes                     $59.4               $45.2
================================================================================


Basis of Presentation:
----------------------
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the
United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding tables under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted rates of exchange for 2003. The amounts included in the preceding tables under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory and income tax expense. In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure:
--------------------------------------------------------------------------
     To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Corporation provides additional measures of operating results, net earnings, and earnings per share adjusted to exclude certain costs, expenses, and gains and losses, as well as to exclude effects of changes in foreign currency exchange rates on sales. The Corporation believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.
     This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

Sales, excluding the effects of foreign currency translation:
     As more fully described in this press release under the caption "Supplemental Information About Business Segments--Basis of Presentation", elements of segment profit, including sales, for units located outside of the United States are generally measured using the local currency as the functional currency. For these units, sales are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. Amounts included on the line entitled "Sales to unaffiliated customers" under the heading "Reportable Business Segments" in the first table under the caption "Supplemental Information About Business Segments" are reflected at the Corporation's budgeted rates of exchange for 2003. The reference in this press release to a 3% decrease in sales, excluding the effects of foreign currency translation, for the first quarter of 2003, compared to the corresponding period in 2002, represents the decrease in sales to unaffiliated customers of total reportable business segments from $978.9 million during the first quarter of 2002 to $948.9 million during the first quarter of 2003, both at the Corporation's budgeted rates of exchange for 2003.

Free cash flow for the quarter ended March 30, 2003:
     The calculation of free cash flow, which is defined by the Corporation as cash flow from operating activities, less capital expenditures, plus proceeds from the disposal of assets (excluding proceeds from business sales), for the quarter ended March 30, 2003, follows (amounts in millions):

    Cash flow from operating activities              $(120.4)
    Capital expenditures                               (26.4)
    Proceeds from disposals of assets                     .2
                                                     --------
    Free cash flow                                   $(146.6)
                                                     ========

Diluted earnings per share for the second quarter 2003 and full year 2003:
     This press release includes forward-looking statements with respect to management's expectation that the Corporation's diluted earnings per share would range from $.90 to $.95 for the second quarter of 2003 and from $3.60 to $3.75 for the full year. The aforementioned ranges exclude the after-tax effects of restructuring and exit costs that may be recognized in 2003 under the Corporation's previously announced restructuring program.

     As more fully described in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, the Corporation believes that additional pre-tax restructuring charges of approximately $20 million could be recognized over the remaining life of its restructuring program, which as currently envisioned, will be implemented in 2003 and 2004. Given the nature and duration of this restructuring plan, charges to be incurred in 2003 and 2004 are subject to varying degrees of estimation associated with key assumptions, such as actual timing of execution, currency impacts, general economic conditions, and other variables. As a result, up to $20 million of additional pre-tax restructuring charge may be recorded during 2003, including a portion in the second quarter. Were the Corporation to record the entire $20 million pre-tax restructuring charge in 2003, diluted earnings per share would be reduced by approximately $.19. As a result, management expects that the Corporation's diluted earnings per share for the full year 2003 would range from $3.41 (assuming that the entire $20 million pre-tax restructuring charge was recorded) to $3.75 (assuming that no additional pre-tax restructuring charge was recorded).